UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2010

ThermoGenesis Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2711 Citrus Rd., Rancho Cordova, California		95742
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	916-858-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2010, ThermoGenesis Corp. ("Company"), entered into a License and Escrow Agreement ("Agreement") with CBR Systems, Inc. ("CBR"), as a method to provide assurances to CBR of continuity of product delivery and manufacturing for CBR’s business, and to alleviate concerns about long term supply risk. Under the terms of the Agreement, CBR will not access or use the technology except under specified circumstances that would result in the Company being unable to continue manufacturing.

Under the agreement, the Company granted CBR a non-exclusive, royalty-free license to certain intellectual property rights, technical information and related know-how ("IP") necessary for the manufacture and supply of the AXP device and certain AXP disposables and processing sets, that will be placed into an escrow with a third party. The license is for the sole and limited purpose of manufacturing and supplying the AXP and related disposables and processing sets for use by CBR only. This license grant is effective, and access to the escrow permitted, if and only if Company is in Default under the Agreement. Default occurs if the Company (1) fails to meet certain positive cash flow metrics for each rolling quarterly measurement period beginning December 31, 2010, except where the following two measures are met, or (2) fails to meet cash balance and short-term investments of at least $6 million at the end of any given month, or (3) fails to meet a quick ratio of 2 to 1 at the end of any given month. The license is non-transferable, provided that CBR may grant a sublicense to its third party manufacturer to manufacture the products. The Company believes these financial covenants will be continuously met, and have been established to protect CBR from a potential catastrophic event which the Company feels is unlikely to occur.

In connection with the above described conditional license grant, the Company will deposit the IP with a technology escrow service mutually acceptable to the parties. The Company has agreed to periodically supplement the deposited IP with any necessary additions or modifications. In the event of an alleged Default, CBR is required to provide written notice to the Company. If the Default is not cured, CBR may request release of the IP held in escrow. Either party may request binding arbitration prior to the release of the IP to review the validity of the release request.

CBR is a significant customer of the Company and has continuously purchased AXP products through the Company’s distribution partner (GE Healthcare), and was an early adopter of our AXP platform. The Company and CBR remain committed to partnering together with the use of the AXP technology.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ThermoGenesis Corp.

June 17, 2010	By:	/s/ Matthew T. Plavan

Name: Matthew T. Plavan
Title: EVP, COO & CFO